Exhibit 99.1

Calumet Completes Notes Offering

•	Partnership Retires Senior Secured First Lien Notes due 2024

•	Calls $50 million of Senior Notes due 2025

INDIANAPOLIS — (PR NEWSWIRE) — March 12, 2024 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership”) and its wholly-owned subsidiary Calumet Finance Corp. (together with the Partnership, the “Issuers”) announced the closing of $200 million in aggregate principal amount of a new series of the Issuers’ 9.25% Senior Secured First Lien Notes due 2029 (the “Notes”) in a private placement transaction. The Notes were issued at par for proceeds of $200 million, before estimated transaction expenses.

As previously announced, the Partnership used a portion of the net proceeds from the private placement to redeem all of the Issuers’ outstanding 9.25% Senior Secured First Lien Notes due 2024. In addition, the Partnership intends to use the remaining net proceeds from the private placement, together with cash on hand, to redeem $50 million in aggregate principal amount of the Issuers’ outstanding 11.00% Senior Notes due 2025.

“We were pleased to extend a significant portion of our near-term maturities, reduce our total interest expense, and add flexibility as we execute our deleveraging strategy,” said Todd Borgmann, CEO.

About Calumet Specialty Products Partners, L.P.

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) manufactures, formulates and markets a diversified slate of specialty branded products and renewable fuels to customers across a broad range of consumer-facing and industrial markets. Calumet is headquartered in Indianapolis, Indiana and operates twelve facilities throughout North America.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The statements discussed in this press release that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding the private placement and the use of proceeds therefrom and the partial redemption of our 2025 Notes. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ materially from our historical experience and our present expectations. For additional information regarding known material risks, uncertainties and other factors that can affect future results, please see our filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Investors:

John Kompa 317-957-5237

Public Relations:

Media Oakes 317-957-5319